SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE

June 28, 2018
California Republic Funding, LLC
1111 Civic Drive, Suite 390
Walnut Creek, California  94596
Re:	California Republic Auto Receivables Trust 2018-1
Ladies and Gentlemen:
We have acted as special counsel to California Republic Funding, LLC, a Delaware limited liability company (the “Depositor”), in connection with the sale by the Depositor of $75,000,000 aggregate principal amount of 2.45000% Class A-1 Asset-Backed Notes (the “Class A-1 Notes”), $103,000,000 aggregate principal amount of 2.86% Class A-2 Asset-Backed Notes (the “Class A-2 Notes”), $106,000,000 aggregate principal amount of 3.14% Class A-3 Asset-Backed Notes (the “Class A-3 Notes”), $18,618,000 aggregate principal amount of 3.29% Class A-4 Asset-Backed Notes (the “Class A-4 Notes”), $32,721,000 aggregate principal amount of 3.56% Class B Asset-Backed Notes (the “Class B Notes”) and $38,973,000 aggregate principal amount of 3.87% Class C Asset-Backed Notes (the “Class C Notes”) and $25,010,000 aggregate principal amount of 4.33% Class D Asset-Backed Notes (the “Class D Notes” and, together with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes, the “Notes”) of California Republic Auto Receivables Trust 2018-1 (the “Issuer”) pursuant to an underwriting agreement, dated June 20, 2018 (the “Underwriting Agreement”), among the Depositor, Mechanics Bank and Credit Suisse Securities (USA) LLC, as representative of the underwriters (the “Underwriters”).  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Underwriting Agreement.
The Notes will be issued pursuant to an indenture, dated as of June 1, 2018 (the “Indenture”), between the Issuer and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”).  The Issuer is a Delaware statutory trust governed by a second amended and restated trust agreement, dated as of June 1, 2018 (the “Trust Agreement”), between the Depositor and Wilmington Trust, National Association, as owner trustee (the “Owner Trustee”).  The assets of the Issuer will consist primarily of a pool of motor vehicle retail installment sale contracts and installment loans.  Pursuant to the terms of the Underwriting Agreement, a portion of each class of the Notes (the “Offered Notes”) will be sold to the Underwriters.  The Depositor initially will retain the portions of each class of Notes that are not Offered Notes (the “Non-Offered Notes”).

Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

California Republic Funding, LLC
June 28, 2018

As special counsel to the Depositor, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, certificates, records and other documents and have made such examination of law as we have deemed necessary or appropriate for the purpose of this opinion letter.  In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from sites on the internet and the authenticity of the originals of such latter documents.  As to facts relevant to this letter, we have relied, without independent investigation, upon certificates and oral or written statements and representations of public officials and officers and other representatives of the Depositor and others.
Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
1.	The Depositor is a limited liability company validly existing under the laws of the State of Delaware.
2.
The Offered Notes, when executed and delivered by the Owner Trustee and, when authenticated by the Indenture Trustee in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters against the consideration set forth in the Underwriting Agreement, will be validly issued and entitled to the benefits of the Indenture and will constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

The foregoing opinions are subject to the following qualifications, exceptions, assumptions and limitations:
A. The foregoing opinions are limited to matters arising under the Delaware Limited Liability Company Act and the laws of the State of New York.  We express no opinion as to the laws, rules or regulations of any other jurisdiction or, in the case of the State of Delaware, any other Delaware laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, in each case as to any matters arising thereunder or relating thereto.
B. We express no opinion as to any provision of any instrument, agreement or other document: (i) regarding severability of the provisions thereof; (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof; (iii) regarding waiver of usury, stay, extension or similar laws; (iv) regarding specific performance or the grant of any power of attorney;

California Republic Funding, LLC
June 28, 2018

or (v) requiring any party to take further action or to enter into further agreements or instruments or to provide further assurances.  In addition, we wish to advise you that rights to indemnity and contribution may be limited by applicable law or public policy.
C. Our opinion in paragraph (2), above, is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief and including, to the extent applicable, the rights of creditors of “financial companies” (as defined in Section 201 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) or their affiliates.
The opinions expressed herein are expressed and made as of the date hereof and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.
We hereby consent to the filing of this letter as an exhibit to a current report on Form 8-K to be filed by the Depositor or the Issuer.  By such consent we do not concede that we are an “expert” for the purposes of the Securities Act of 1933, as amended.
Very truly yours

/s/ Sidley Austin LLP